Exhibit 16.1

June 13, 2014

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

Re:	Integral Technologies, Inc. (the “Company”)
Commission File Number: 000-28353

We have read Item 4.01 of Form 8-K, dated June 13, 2014, of the Company and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of the Company as of June 30, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

Yours very truly,

Chartered Accountants